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                                EXHIBIT 99(a)

MOBLEY ENVIRONMENTAL SERVICES INC./NEWS

FOR IMMEDIATE RELEASE:
Mobley Environmental Services Contacts
W. Christopher Chisholm, Chief Financial Officer or Scott Edwards, Marketing Manager
713/383-7033


MOBLEY TO SELL ENVIRONMENTAL ASSETS

     HOUSTON, October 31, 1996 -- Mobley Environmental Services, Inc. announced today that it has signed a letter of intent to sell the Company's hydrocarbon recycling and related oil-water processing service assets to United States Filter Corporation (NYSE: USF), one of the world's largest water and wastewater products and services companies.

     Mobley Environmental Services is a Texas-based recycling company that specializes in the collection, treatment, recycling and management of a wide range of non-hazardous oil-water mixtures, used oil filters and related materials.

     The asset acquisition includes the purchase of Mobley's service terminals, related fleet and equipment, an oil filter recycling facility and four processing plants that recycle oil-water mixtures, as well as used oil and oil filters. These assets are expected to generate approximately $17 million in 1996 revenues.


     Mobley will receive $8.0 million in shares of U.S. Filter common stock and an opportunity to earn additional shares based on performance.

     Completion of the sale is subject to negotiation and signing of a definitive acquisition agreement, which is expected to contain standard conditions to closing, including board approval and due diligence.

     Mobley is evaluating various alternatives for its oilfield services business based in East Texas.